Exhibit 99.1

CareDx Restructures and Defers Certain Obligations to March 2019

BRISBANE, Calif., July 3, 2017 (GLOBE NEWSWIRE) — CareDx, Inc. (Nasdaq:CDNA), a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients, today reported that it has signed agreements that restructure and extend the maturity of certain obligations related to CareDx’s acquisition of Allenex AB.

Key terms of the agreements include:

•	CareDx’s deferred purchase consideration in an aggregate amount of approximately $6.3 million was originally due to the former majority shareholders of Allenex AB on July 1, 2017. Under the amended agreements, CareDx will pay $500,000 and convert approximately $1.1 million into shares of CareDx common stock on or about July 3, 2017. Approximately $2.0 million of the obligation will be due by December 31, 2017, and may be paid in stock pending stockholder approval. Payment of the remaining approximately $2.7 million, plus accrued interest, will be deferred until March 31, 2019.

•	Promissory notes with the former majority shareholders of Allenex AB with an aggregate value of approximately $4.0 million were originally due on July 1, 2017. Under the new agreements, CareDx will pay the outstanding principal amounts, plus accrued interest, on March 31, 2019.

Michael Bell, CareDx’s Chief Financial Officer, stated, “The restructuring of the obligations with the former majority shareholders of Allenex improves our cash position and is a significant step in strengthening our balance sheet. This has been a key priority of mine since joining CareDx, and I am pleased that we are making consistent progress against our objectives.”

About CareDx

CareDx, Inc., headquartered in Brisbane, California, is a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value solutions for transplant recipients. CareDx offers products across the transplant testing continuum, including AlloMap® and AlloSure™ for post-transplant surveillance and Olerup SSP®, Olerup QTYPE®, and Olerup SBT™ for pre-transplant HLA testing.

For more information, please visit: www.CareDx.com.

Forward Looking Statements

This press release contains forward-looking statements about our business, research, development and commercialization efforts including, but not limited to our anticipated future financial results, including the expected impact of the restructuring on CareDx’s cash position and balance sheet. These forward-looking statements are based upon information that is currently available to us and our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including risk associated with successful research, development and planned commercialization of our technologies. These factors, together with those that are described in our filings with the Securities and Exchange Commission (SEC), including the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed by us with the SEC on April 21, 2017. Any of these may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

Investor Contact

Caroline Corner, Managing Director

Westwicke Partners, LLC

T: +1 415-202-5678

E: caroline.corner@westwicke.com